Exhibit 10.1

CONSOLIDATED PROMISSORY NOTE

By and Between

Bingham Canyon Corporation

and

Francis J. Read

BORROWER:	Bingham Canyon Corporation
4235 Commerce Street
Little River, SC 29566

LENDER:	Francis J. Read
9600 SW 67th Path
Lake Butler, FL 32054

PRINCIPAL AMOUNT:	$275,000 USD – Consolidated Total of All Loans
	1.	Loan of June 13, 2016 - $25,000 ($0 balance due to incorporate into this note) by and between Francis J. Read and Bingham Canyon Corporation’s wholly-owned operating subsidiary, Paradigm Convergence Technologies Corp.
	2.	Loan of August 25, 2017 - $50,000
	3.	Loan of August 31,2017 - $200,000

1. For value received, the Borrower promises to pay to the Lender at the above written address OR such address as may be provided in writing to the Borrower, the principal sum of $275,000 USD (the total consolidated loan amount), with interest payable on the unpaid principal at the rate of 7.5% per annum, calculated yearly and paid quarterly or at the end of the loan term (in the sole discretion of the Borrower), on October 1, 2018.

2. This note will be repaid in full on or before October 1, 2018.

3. At any time while not in default under this Note, the Borrower may pay the outstanding balance then owing under this Note to the Lender without penalty or further bonus.

4. Notwithstanding anything to the contrary in the Note, if the Borrower defaults in the performance of any obligation under this Note, then the Lender may declare the principal amount owing and interest due under this Note at that time to be immediately due and payable.

5. This Consolidated Promissory Note is collateralized by the Borrower’s asset: the June 13, 2017 US Patent No. 9,679,170 B2, entitled “Material Tracking System,” which exists in the Borrower’s name as an issued and active United States Patent. Should the Borrower default on the terms included in this Promissory Note, then the Lender shall have the right to require the Borrower to assign this patent to the Lender or its designee. It is expressly stated that this patent has no additional encumbrance(s) and shall have no additional encumbrance(s) other than serving as collateral for this Promissory Note for the period of time through October 1, 2018.

6. All costs, expenses and expenditures including, and without limitation, the complete legal costs incurred by the Lender in enforcing this Note as a result of any default by the Borrower, will be added to the principal then outstanding and will immediately be paid by the Borrower.

7. If any term, covenant, condition or provision of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Note will in no way be affected, impaired or invalidated as a result.

8. This Note will be construed with and governed by the laws of the State of South Carolina.

9. This note will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Borrower and the Lender. The Borrower waives the presentment for payment, notice of non-payment, protest and notice to protest.

IN WITNESS WHEREOF the parties have duly affixed their signatures under the below SEAL:

Bingham Canyon Corporation

as the

BORROWER:

/s/ Gary J. Grieco	9/29/2017
Gary J. Grieco, President and CEO	Date
Authorized Signatory Official

The Individual Francis J. Read as the

LENDER:

/s/ Francis J. Read	9/27/2017
Francis J. Read	Date